EXHIBIT 99.2

                                   FOR IMMEDIATE RELEASE

                                   Media & Analyst Contact: Emory Epperson
                                                            (714) 727-7958


             ROGER W. JOHNSON, FORMER WESTERN DIGITAL CHAIRMAN & CEO

                    NAMED TO AST RESEARCH BOARD OF DIRECTORS


IRVINE, Calif., November 7, 1996 -- AST Research Inc. (ASTA -- NASDAQ) today announced Roger W. Johnson, past chairman, chief executive officer and president at Western Digital Corp. and a former top official for the U.S. General Services Administration (GSA) within the Clinton Administration, was named to the company's Board of Directors.

     As president and CEO of Western Digital, Mr. Johnson, 62, led efforts to establish the company as one of the premier manufacturers of personal computer components and peripherals. Joining Western Digital in 1982 as president and chief operating officer, he also was named a director in 1993 and shortly thereafter was appointed CEO. During his tenure, he helped grow the company from revenues of approximately $30 million, to multi-billion, Fortune 500 status.

     "Roger is a perfect addition to our corporate governance team," said Y.S. Kim, AST president and chief executive officer. "His successful administration, turnaround and reinvention experience gained within the private and public sectors is a great resource which we intend to utilize to the maximum extent in our efforts to return to profitability."

     Mr. Johnson, 62, served as GSA Administrator from 1993 to March 1996. In June 1995, he was appointed by President Clinton to the National Economic Council and also was a member of the President's Management Council, responsible for ensuring implementation of many federal reinvention initiatives championed by Vice President Al Gore.

     Created in 1949, the General Services Administration sets federal policy in the areas of information technology, telecommunications and automated data processing, supply and service procurement and real property management and acquisition. Mr. Johnson directed all functions of the federal agency, which employs more than 16,000 and has financial responsibilities for more than $64 billion.

     On the occasion of Mr. Johnson receiving an honorary doctorate degree from Clarkson University, President Clinton said, "Roger has brought the skills he developed so well in the private sector to his outstanding work at GSA, helping us to improve the way our government works. He has truly used his success to benefit others and I thank him for a job well done."

     "I am very excited to help AST turn things around and plan on taking an active role to assist where possible," said Mr. Johnson. "The excellent relationships and working knowledge of both AST and Samsung Electronics that have been developed over the years create a unique vantage point as an outside director that will enable me to provide counsel and guidance in a variety of areas."

     In addition to AST, Mr. Johnson serves as a member of the Board of Directors for Elexys International Inc. (Sunnyvale, Calif.), Group Technologies (Tampa, Fla.), Insulectro, (Lake Forest, Calif.), and JTS Corp. (San Jose, Calif.). He also has been appointed a Regent Lecturer of the University of California, Irvine, where he teaches a graduate course titled "New Leadership Roles," and with his wife Janice, is an active supporter of arts and philanthropic organizations.

     AST's Board of Directors is chaired by Kwang-Ho Kim, vice chairman, president and CEO of Samsung Electronics. Other members include: Safi Qureshey, AST co-founder and chairman emeritus; Y.S. Kim; Won Suk Yang, AST chief financial officer (acting) and senior executive managing director, Samsung Electronics; Bo-Soon Song, president and CEO, Samsung North America; Hyeon-Gon Kim, executive vice president, strategic planning and management support office, Samsung Electronics; Hee Dong Yoo, executive vice president and general manager, information products, Samsung Electronics; Richard Goeglein, founder and principal, Gaming Associates; and Jack W. Peltason, former president, University of California.

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, California 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax (714)
727-9355. Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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